[LETTERHEAD]
                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

         WELLSFORD REAL PROPERTIES, INC. PLACES $25 MILLION CONVERTIBLE
            TRUST PREFERRED WITH EQUITY RESIDENTIAL PROPERTIES TRUST
            --------------------------------------------------------

    EQR INCREASES STAKE IN REAL ESTATE MERCHANT BANKING FIRM TO 13.8 PERCENT
    ------------------------------------------------------------------------

NEW YORK, May 9, 2000--Wellsford Real Properties, Inc. (AMEX: WRP) announced today the private placement of $25 million of convertible trust preferred securities with ERP Operating Limited Partnership, the operating partnership of Equity Residential Properties Trust (NYSE: EQR). The proceeds will replenish the Company's liquidity, which was reduced in February to complete its share repurchase program. On February 28, 2000 WRP repurchased 2.6 million of its common shares from an institutional investor for approximately $20.6 million, or approximately $8 per share.

The one million convertible trust preferred securities purchased by EQR at $25 each bear interest at 8.25 percent per annum and are convertible into the Company's common stock at $11.124 per common share. The trust preferred securities were issued through WRP Convertible Trust I, a Delaware statutory business trust and subsidiary of WRP. WRP Convertible Trust I used the proceeds from the sale to purchase convertible junior subordinated debentures of WRP. EQR already holds approximately 340,000 Class A-1 common shares of WRP. With the completion of this transaction, EQR owns 13.8% of WRP on a fully converted basis.

In May 1997 EQR acquired WRP's predecessor, Wellsford Residential Property Trust, in a merger valued at almost $1 billion. WRP was spun-off to shareholders prior to this merger. At the time of the spin-off, WRP had a book value of $10.30 per common share. As disclosed in the Company's 1999 Annual Report, at December 31, 1999, WRP had a pro forma book value of $12.56 per common share.

Douglas Crocker II, EQR's President and Chief Executive Officer, is a member of WRP's Board of Directors. Mr. Crocker stated, "With this investment we will increase our ownership stake in a company with proven senior management and a solid portfolio of real estate businesses and investments. This structure permits EQR to acquire WRP shares at a 12 percent discount to book value and receive a current 8.25 percent yield."

Wellsford Real Properties is a real estate merchant banking firm headquartered in New York City, which acquires, develops, finances, and operates real properties and organizes and invests in private and public real estate companies.

Certain statements in this press release constitute "forward-looking statements" under federal securities laws and involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, developmental risks, construction and lease-up delays and cost overruns, inability to comply with local zoning and other laws, environmental matters, demand by prospective tenants, defaults by tenants, lower than anticipated rents, availability of and cost of other properties and financing, and competition.

Press Contact:             Jeffrey Lynford, Chairman
                           Wellsford Real Properties, Inc.
                           (212) 838-3400

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